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                                                                   EXHIBIT 10.08

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is made as of March 31, 1996 and is entered into by and between MEDIA ARTS GROUP, INC., a Delaware corporation, located at Ten Almaden Blvd., Ninth Floor, San Jose, California 95113 (the "Employer"), and RICHARD F. BARNETT, 14 Middle Canyon Way, Carmel Valley, CA 93924 (the "Executive").

        In consideration of the mutual promises made herein, the parties, intending to be legally bound, agree as follows:

                           ARTICLE 1. EMPLOYMENT; TERM

SECTION 1.1. EMPLOYMENT. The Employer hereby employs Executive and Executive hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

SECTION 1.2. TERM. Subject to the provisions of Article 8, the initial term of the Executive's employment under this Agreement will be for a period of three
(3) years (the "Initial Term"), beginning on April 1, 1996 and ending on March 31, 1999.

SECTION 1.3. OPTION TO RENEW. Executive is hereby given four (4) options of three (3) years each to extend the Initial Term of this Agreement on all of the provisions contained in this Agreement, except for Salary, following the expiration of the Initial Term (hereinafter individually referred to as a "Renewal Term"). Executive shall be deemed to have exercised an option for a Renewal Term unless Executive shall have given written notice of his election not to renew on or before the end of the Initial Term or any then existing Renewal Period of this Agreement.

        All rights of Executive to a Renewal Period shall be void and of no effect, the Renewal Period shall not commence and the Renewal Period and all future Renewal Periods shall terminate and be of no effect if, during the three
(3) year period immediately preceding the commencement of the Renewal Period, Executive has not developed the target number of independently owned art galleries dedicated to selling only Thomas Kinkade product (the "National Program") as set forth below and achieved through such galleries aggregate annual wholesale sales equal to or greater than an amount equal to the total number of galleries multiplied by $150,000; provided, however, that if Executive's development of the National Program is hampered by unreasonable budget and/or operations constraints of Employer, then the target number of galleries and the aggregate annual wholesale sales shall be equitably adjusted. The target number of new galleries developed by Executive annually shall be ten
(10) galleries in the first year of the term of this Agreement, fifteen (15) galleries in the second year, twenty (20) galleries in the third year, and twenty five (25) galleries in the fourth and each succeeding year of the term of this Agreement.

If the Executive continues in the employment of Employer after the expiration of the Initial Term or any applicable Renewal Period, then the Executive shall be considered an "at will" employee for all purposes.

                 ARTICLE 2. DUTIES AND OBLIGATIONS OF EXECUTIVE

SECTION 2.1. TITLE AND DESCRIPTION OF DUTIES. Executive shall serve as Vice President of Retail Operations, Thomas Kinkade Stores, Inc. In that capacity, Executive shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of that position, including management and development of Employer-owned galleries, development of the National Program, and other duties as assigned. However, Executive shall at all times be subject to the direction of the President, and to the policies established by the Board of Directors, of Employer.

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SECTION 2.2.  DEVOTION OF ENTIRE TIME TO EMPLOYER'S BUSINESS.

        (a) Executive shall devote his entire business time, ability, and attention to the business of Employer during each employment term of this Agreement, except as provided below.

        (b) During the term of this Agreement, Executive shall not, whether directly or indirectly, render any services of a commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's President.

        (c) This Agreement shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.

SECTION 2.3. COMPETITIVE ACTIVITIES. During the term of this Agreement, Executive shall not directly engage in any business activity in the United Stated now engaged in by Employer so long as Employer shall engage in that activity. Notwithstanding anything to the contrary set forth in this Agreement, Executive shall retain and operate as a proprietorship (i) the art gallery business located in Catalina, California, which is engaged in the selling of Kinkade artwork, and (ii) the business operated under the fictitious business name "Fine Art Framing" located in Monterey, California, which is primarily engaged in the business of the framing of artwork, but which is also engaged in the incidental sales of Kinkade artwork (which sales of Kinkade artwork shall not exceed 20% of the gross sales from the business of Fine Art Framing in any calendar year). Executive shall endeavor in good faith to divest himself of the Catalina gallery as soon as reasonably practicable; provided, however, that Executive shall not be required in any event to sell or otherwise transfer the Catalina gallery for less than its then-current fair market value.

SECTION 2.4. UNIQUENESS OF EXECUTIVE'S SERVICES. Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Executive therefore expressly agrees that Employer, in addition to any other rights or remedies which Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Executive.

SECTION 2.5. INDEMNIFICATION FOR NEGLIGENCE OR MISCONDUCT. To the extent not covered by any applicable casualty and/or liability insurance carried by Employer or required to be carried by Employer hereunder, Executive shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the culpable negligence or serious and willful misconduct of Executive. Except as provided above, Employer shall indemnify, defend and hold Executive harmless from and against all liability with respect to the performance of his duties hereunder to the maximum extent permitted by law. Employer shall maintain directors and officers liability insurance in such amounts as are reasonably customary and which policies of insurance shall name Executive as an insured thereunder (by definition or rider to the policy).

SECTION 2.6.  TRADE SECRETS.

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        (a) The parties acknowledge and agree that during the term of this
Agreement and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with information concerning the operation of Employer, including without limitation, financial, personnel, sales, planning, and other information that is owned by Employer and regularly used in the operation of Employer's business and that this information constitutes Employer's trade secrets; provided, however, that such information shall only constitute trade secrets of the Employer to the extent such information is a trade secret within applicable California trade secret law.

        (b) Executive agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during any term of this agreement or at any other time thereafter, except as is required in the course of his employment with Employer.

        (c) Executive further agrees that all files, records, documents, equipment, and similar items relating to Employer's business, whether prepared by Executive or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior consent of Employer's President.

SECTION 2.7. PHYSICAL EXAMINATIONS. Executive agrees to submit, on a yearly basis, at any time requested by Employer, to a physical examination by a physician selected by Employer.

                       ARTICLE 3. OBLIGATIONS OF EMPLOYER

SECTION 3.1. GENERAL DESCRIPTION. Employer shall provide Executive with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

SECTION 3.2. OFFICE AND STAFF. Employer shall provide Executive with a private office, stenographic help, office equipment and supplies, and other facilities and services, suitable to Executive's position and adequate for the performance of his duties.

                      ARTICLE 4. COMPENSATION OF EXECUTIVE

SECTION 4.1. SALARY. As compensation for the services to be rendered by Executive hereunder, Employer shall pay Executive an annual salary at the rate per month of $19,000, payable in equal semi-monthly installments of $9,500 on the fifteenth (15th) and final days of each month during the term of this Agreement, prorated for any partial month during the term. The annual salary payable by Employer to Executive under the terms of this Agreement for any Renewal Period shall be at the rate per month of $11,000, payable in equal semi-monthly installments of $5,500. Executive shall receive such annual increases in salary as may be determined by Employer's president in his sole discretion.

SECTION 4.2. TAX WITHHOLDING. Employer shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

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                   ARTICLE 5. EXECUTIVE INCENTIVE COMPENSATION

SECTION 5.1. COMMISSION PLAN. As additional compensation (the "Incentive Compensation") for the services to be rendered by the Executive pursuant to this Agreement, the Employer will pay the Executive with respect to each year, or portion thereof, during the term of this Agreement, certain amounts as follows.

        (a) Thomas Kinkade Galleries. Employer will pay Executive (1) five percent (5%) of the amount by which the net income from all art galleries featuring Thomas Kinkade artwork owned now and/or in the future by Employer or any subsidiary or affiliate of Employer including, but not limited to Thomas Kinkade Stores, Inc. ("Thomas Kinkade Galleries") in any fiscal year during the term of this Agreement exceeds one hundred six percent (106%) of the immediately prior fiscal years' net income, and (2) an additional five percent (5%) of the amount by which the net income from the Thomas Kinkade Galleries in any fiscal year of this Agreement exceeds one hundred twenty five percent (125%) of the immediately prior fiscal year's net income (such that for all amounts by which the net income exceeds 125% of the prior years' net income, Executive will receive a total of ten percent (10%) of such excess). For the purposes of this provision, the net income of the Thomas Kinkade Galleries is defined as net income from all products sold or supplied by the Thomas Kinkade Galleries in a fiscal year, calculated after expenses and taxes.

        (b) National Program. Employer will pay Executive (1) for the fiscal year ending March 31, 1997, three percent (3%) of the total wholesale sales of Employer to independently-owned galleries participating in the National Program (collectively, "National Program Galleries" and individually, a "National Program Gallery") in that fiscal year, (2) for the fiscal year ending March 31, 1998 and each year during the term of this Agreement thereafter, three percent (3%) of the total wholesale sales of Employer to National Program Galleries; provided that only the wholesale sales to National Program Galleries that have purchased at least $150,000 of Kinkade product from Employer in that fiscal year ("Benchmark") shall be included, which Benchmark shall increase by six percent (6%) per annum for each fiscal year after the fiscal year ending March 31, 1998, and (3) for each year of the term of this Agreement, an additional two percent (2%) of the amount by which the total wholesale sales of Employer to each National Program Gallery in any year exceeds one hundred eight percent (108%) of the immediately prior fiscal year's wholesale sales to such National Program Gallery (such that for all amounts by which the wholesale sales to a National Program Gallery exceed 108% of the prior year's wholesale sales, Executive will receive a total of five percent (5%) of such excess).

        (c) The amounts due pursuant to subparagraph (a) ("TKS Commissions") and subparagraph (b) ("National Program Commissions") shall be computed annually within thirty (30) days of the end of Employer's fiscal year. For the purposes of this section 5.1, the net income of Thomas Kinkade Galleries and the wholesale sales of National Program Galleries shall be determined by the firm of certified public accountants retained by Employer in accordance with generally accepted accounting principles consistently applied. After deducting draws against TKS Commissions (as provided in subparagraph (d), below), the remaining amount will be paid to Executive in four (4) equal installments payable on the first (1st) day of each calendar quarter in the fiscal year following the year in which the commissions were earned.

        (d) In addition to payment for commissions earned in the prior year, Executive shall be paid a draw against future commissions each quarter as follows:

                1. During the fiscal year ending March 31, 1997, each quarter's draw shall be $10,000 per quarter.

                2. During the fiscal year ending March 31, 1998 and thereafter, each quarter's draw shall equal ten percent (10%) of previous year's total TKS Commissions actually earned plus twenty percent (20%) of the previous year's total National Program Commissions actually earned. For example, if $200,000 in TKS Commissions and $200,000 in

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                        National Program Commissions are earned in 1997, the
                        draw for each quarter in 1998 would be $20,000 (10% of TKS Commissions) plus $40,000 (20% of National Program Commissions).

SECTION 5.2. CASH COMPENSATION LIMITS. Should total compensation per year be earned in excess of $500,000.00 (including base, bonus and benefits), Employer shall have the option of paying Executive all such excess amounts either (1) in cash or (2) in a combination of 50% cash and 50% stock (shares of stock to be computed with the prevailing market price on the date such excess amounts are due, as listed in the Wall Street Journal under Media Arts Group, Inc. NASDAQ symbol: ARTS).

SECTION 5.3. PHANTOM STOCK RIGHTS. As additional compensation, Employer agrees to pay to Executive 2.5% of the total value of Thomas Kinkade Stores, Inc. ("TKS") upon the sale or transfer of (1) all or any portion of the TKS capital stock (irrespective of the form of the transaction, such as through a public or private offering, an issuer or non-issuer transaction, a merger, reorganization or otherwise) or (2) all or substantially all of the assets of TKS, or of any distinct division or other component of the business of TKS. The additional compensation payable to Executive hereunder shall be paid in cash within thirty
(30) days after the receipt by Employer or TKS, as the case may be, of the consideration from any such transaction.

                          ARTICLE 6. EXECUTIVE BENEFITS

SECTION 6.1. ANNUAL FLEXIBLE TIME OFF. Executive shall be entitled to twenty
(20) days of Flexible Time Off (FTO) each year with full pay. If Executive is unable for any reason to take the total amount of authorized FTO time during any year, the FTO will be accrued per Employer's policies as outlined in the Executive Handbook. Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies.

SECTION 6.2.  USE OF EMPLOYER-SUPPLIED AUTOMOBILE.

        (a) During the term of this Agreement, Executive shall be entitled to the full use of a leased automobile of his own choice at a price not to exceed the greater of (1) $500.00 per month, or (2) a value comparable to that allowed to those employees in similar positions. Executive may choose to take the cash value instead, and apply to an employee-owned purchase.

        (b) Upon every termination of lease, upon return to Employer of Employer's automobile then being used by Executive, Executive shall be entitled to the full use of a new automobile in the same price range.

        (c) Executive agrees to pay all operating expenses of any nature whatsoever, including gas and maintenance, with regard to the aforementioned automobile. Employer shall procure and maintain in force an automobile liability insurance policy on any leased automobile.

SECTION 6.3. OTHER BENEFITS. Executive will be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of Employer in effect from time to time, to the extent Executive is eligible under the terms of those plans. Specifically, without limiting the generality of the foregoing, Employer agrees to include Executive under Employer's group medical insurance coverage and Employer's group dental insurance coverage, or in the alternative, may reimburse Executive for costs of his own medical and dental insurance.

                          ARTICLE 7. BUSINESS EXPENSES

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SECTION 7.1. BUSINESS EXPENSES. Employer shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in promoting the business of Employer, including expenditures for entertainment, gifts, and travel. Executive shall file expense reports with respect to such expenses in accordance with Employer's policies.

                      ARTICLE 8. TERMINATION OF EMPLOYMENT

SECTION 8.1.  TERMINATION FOR CAUSE.

        (a) During the term of this Agreement, this Agreement shall be terminated only with good cause. If this Agreement is not renewed pursuant to
Section 1.3 (Option to Renew), any continued employment thereafter shall be considered employment "at will."

        (b) Employer reserves the right to terminate this Agreement if Executive
(1) willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or (2) is convicted of, is indicted for, or enters a guilty plea or plea of no contest with respect to, a felony that is directly related to his duties and obligations to Employer and that would prevent the effective performance of his duties. Termination based on such acts will be considered "for cause."

        (c) Employer may at its option terminate this Agreement for the reasons stated in this section by giving written notice of termination to Executive without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this Agreement. No notice period shall be required should a termination occur as a result of activities identified in section 8.1(b)(2). A 60-day notice period, during which time Executive shall have an opportunity to cure any breach, shall be required should a termination occur as a result of activities identified in section 8.1(b)(1). Employer shall have the option, should any breach not be cured within the 60-day cure period, to discharge Executive immediately upon such failure to cure.

        (d) The notice of termination required by this section shall specify the ground(s) for the termination.

        (e) Termination under this section shall be considered "for cause" for the purposes of this Agreement.

SECTION 8.2.  OTHER TERMINATION.

        (a) This Agreement shall be terminated upon the death of Executive.

        (b) Employer reserves the right to terminate this Agreement not less than six (6) months after Executive suffers any physical or mental disability that prevents the performance of his duties under this Agreement for such 180 consecutive day period. Such a termination shall be effected by giving 30 days' written notice of termination to Executive.

        (c) Termination under this section shall not be considered "for cause" for the purposes of this Agreement.

SECTION 8.3.  EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION.

        (a) This Agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.

        (b) In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder may be assigned to the surviving or resulting corporation or the transferee of Employer's assets.

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SECTION 8.4. TERMINATION BY EXECUTIVE. Executive may terminate this Agreement by giving Employer at least two (2) months notice in advance or tendering to Employer a total amount aggregating two months of his annual salary. If this Agreement is terminated by Executive, Executive shall be entitled to no further compensation as of the date of termination.

SECTION 8.5. TERMINATION PAY. Effective upon the termination of this Agreement, Employer shall pay Executive (or, in the event of his death, his designated beneficiary) such compensation as is provided in this Section 8.5.

        (a) Termination by Executive or by Employer For Cause. If Executive terminates this Agreement or if Employer terminates this Agreement for cause, then Employer will pay Executive (1) the Executive's salary prorated through the date of termination, and (2) that portion of the Executive's Incentive Compensation, if any, through the date of termination calculated by comparing the financial data (net income of Thomas Kinkade Galleries or wholesale sales to National Program Galleries, as appropriate) for that portion of the fiscal year elapsed as of the date of termination to the same period of time in the immediately preceding fiscal year.

        (b) Termination by Employer Without Cause. If Employer terminates this Agreement without cause during the first year of the Initial Term, then Employer will pay Executive One Million Dollars ($1,000,000). If Employer terminates this Agreement without cause at any time after the first year of the Initial Term, then Employer will pay Executive an amount equal to three times the annual compensation (calculated based upon an annual salary of $132,000 plus Incentive Compensation pursuant to section 5.1 of this Agreement) earned by Executive in the prior twelve (12) months preceding the date of termination. Employer shall pay Executive all amounts due under this paragraph (b) upon Executive's termination.

        (c) In addition to any other amounts payable to Executive as provided in this Section 8.5, if this Agreement is terminated by either Employer or Executive during the Initial Term, then Employer shall pay Executive, upon termination, an amount equal to the number of months remaining in the Initial Term as of the date of termination multiplied by Eight Thousand Dollars ($8,000).

                                 ARTICLE 9. GENERAL PROVISIONS

SECTION 9.1. NOTICES. Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of two days after the date of mailing.

SECTION 9.2. ATTORNEYS' FEES AND COSTS. If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which that party may be entitled.

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SECTION 9.3. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

SECTION 9.4. MODIFICATIONS. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

SECTION 9.5. EFFECT OF WAIVER. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

SECTION 9.6. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

SECTION 9.7. LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 9.8. EFFECTIVE DATE OF AGREEMENT. This Agreement shall be deemed effective as of March 31, 1996.

Media Arts Group, Inc.:                           Executive:


/s/ Kenneth Raasch                                /s/ Richard F. Barnett
--------------------------------                  ------------------------------
Kenneth Raasch                                    Richard F. Barnett
CEO, Media Arts Group, Inc.